Exhibit 10.3

ARAMARK 2001 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(AFFILIATE)

1.	Grant of RSUs. The Company hereby grants the number of restricted stock units (“RSUs”) listed on the cover page of this Agreement to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the ARAMARK 2001 Equity Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a share of Class A or Class B common stock, par value $0.01 per share, (as specified below) of the Company (each a “Share”), on the dates specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.	Payment of Shares.

(a)	The Company shall, subject to the remainder of this Agreement, transfer to the Participant a number of shares of Class A Common Stock, par value $0.01 per share, of the Company equal to the number of RSUs granted to the Participant under this Agreement at such times as are set forth on the cover page of this Agreement under “Date of Transfer” (in whole Shares only with the Participant receiving a cash payment equal to the Fair Market Value of any fractional Share on or about the transfer date). For purposes of this Agreement, the Fair Market Value of any Share shall equal the Fair Market Value of a share of Class B common stock, par value $0.01 per share, of the Company.

(b)	Notwithstanding Section 2(a) of this Agreement,

(i) if the Participant’s employment with the Company and its Affiliates terminates due to death or Disability, the Company shall transfer to the Participant, as soon as practicable following such termination, a number of Shares equal to the aggregate number of outstanding RSUs granted to the Participant under this Agreement. For purposes of this Agreement, “Disability” shall mean “disability” as defined (i) in any employment, severance or post-employment non-competition agreement then in effect between the Participant and the Company or any Affiliate or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Company or any Affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. The determination of the existence of Disability shall be made by the Committee in good faith, which determination shall be conclusive for purposes of this Agreement.

(ii) if the Participant’s employment with the Company and its Affiliates terminates due to Retirement, the Company shall transfer to the Participant, as soon as practicable following such termination, a number of Shares equal to the number of Shares that would have been transferred on the next Date of Transfer multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Company since the prior Date of Transfer (or if a Date of Transfer has not yet occurred, the date of grant), and the denominator of which is 365. All RSUs not described on the attached shall be forfeited and immediately cancelled. For purposes of this Agreement, “Retirement” shall mean the termination of a Participant’s employment with the Company and all of its Affiliated Companies, if at the time of such termination of employment the Participant has attained age 60; provided that, where such termination of employment is due to a voluntary resignation by the Participant, such termination occurs upon at least 90 days prior written notice to the Committee of such termination, unless such notice is waived by the Committee, which waiver will not accelerate the date of transfer; and

(iii) if the Participant’s employment with the Company and its Affiliates terminates for any other reason, any outstanding RSUs (other than Deferred RSUs as described in Section 12) shall be forfeited and immediately cancelled.

In each of the foregoing instances described in this Section 2(b), upon the transfer of Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional share on or about the transfer date.

(c)	In the event of a Change in Control, Shares equal to all outstanding RSUs hereunder shall be distributed to the Participant prior to the Change in Control; provided that the Committee may determine that, in lieu of Shares and/or fractional Shares, the Participant shall receive a cash payment equal to the Fair Market Value of such Shares (or fractional Shares, as the case may be) on such date. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) any Person (other than (A) a Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities as of the date that the Company completed its initial public offering of its class B common stock (a “Pre-Existing Shareholder”) or a transferee of a Pre-Existing Shareholder receiving securities of the Company by reason of death of the Pre-Existing Shareholder pursuant to the terms of a will or trust or through intestacy, (B) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing (I) 20% or more of the combined voting power of the Company’s then-outstanding securities and (II) more of the combined voting power of the Company’s then-outstanding securities than the Pre-Existing Shareholders in the aggregate.

(ii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Company is involved, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v) any other transaction so denominated by the Board.

(d)	Upon each transfer of Shares in accordance with Sections 2(a), 2(b) or 2(c) of this Agreement, RSUs with respect to which Shares have been transferred hereunder shall be extinguished. Shares transferred in accordance with Section 2(b) shall be Class B common stock, par value $0.01 par share, of the Company. Shares transferred in accordance with Section 2(c) shall be Class A Common Stock, par value $0.01 per share, of the Company.

3.	Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (I) the aggregate number of RSUs that have been held by the Participant through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Shares shall be transferred with respect to all additional RSUs granted pursuant to this Section 3 at the same time as Shares are transferred with respect to the RSUs to which such additional RSUs were attributable.

4.	Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any stock split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (other than any dividends covered by Section 3 above) or any transaction similar to the foregoing (collectively, an “Adjustment Event”), the Committee may, in its sole discretion and without liability to any person, adjust any Shares or RSUs subject to this Agreement to reflect such Adjustment Event.

5.	Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Exhibit A for the purposes specified therein and to any additional or different processes required by applicable law, rule or regulation.

6.	No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.	No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Committee or the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee or the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant’s participation in the Plan is outside the terms of the Participant’s regular contract of employment and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

8.	No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

9.	Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

10.	Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable against the Company or any Affiliate.

11.	Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, to the extent permitted by law, the Participant may satisfy, in whole or in part, his or her tax withholding liability incurred in connection with any issuance or transfer under this Agreement by having the Company withhold from the number of Shares otherwise issuable or transferable under this Agreement a number of Shares with a Fair Market Value not in excess of the employer’s statutory minimum tax withholding liability plus any fees incurred by the Participant as a result of the issuance or transfer under this Agreement (which, for the avoidance of doubt, may be rounded up to the nearest whole share). Notwithstanding the foregoing, if the Participant’s employment with the Company terminates prior to the issuance or transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further issuance or transfer of Shares under this Agreement or the Plan shall be made solely through the withholding of Shares equal to the statutory minimum withholding liability.

12.	[Intentionally omitted]

13.	Affirmation of Non-Competition Agreement. Each Participant, by accepting an RSU, shall be deemed to have reaffirmed (and consented to be bound by), and the RSU shall serve as consideration for, all terms and conditions of any agreement in effect between the Participant and the Company or an Affiliate in respect of non-competition, confidentiality and/or trade secrets.

14.	Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

15.	RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ARAMARK CORPORATION

By:

PARTICIPANT

By:

DATA PROTECTION PROVISION

(a)	By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates and/or agents so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant’s employer.

These data will include data:

(i) already held in the Participant’s records such as the Participant’s name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii) collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii) subsequently collected

(iv) by the Company or any of its Affiliates and/or agents in relation to the Participant’s continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)	In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates and/or agents. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and/or agents and to the following third parties for the purposes described in paragraph (a) above:

(i) Plan administrators, transfer agents, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii) regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

(iii) actual or proposed merger or acquisition partners or proposed assignees of, or those taking or proposing to take security over, the business or assets or stock of the Company or its Affiliates and their agents and contractors;

(iv) other third parties to whom the Company or its Affiliates and/or agents may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v) the Participant’s family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.

Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA and Bermuda.

All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.

The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)	The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.